SUPPLEMENT TO ADMINISTRATION AGREEMENT

                                                     Date: January 28, 1998


         Endeavor Investment Advisers, a California general partnership (the "Company"), hereby supplements its agreement with First Data Investors Services Group, Inc., a Massachusetts corporation ("Investor Services Group"), as follows:

         1. Appointment. Pursuant to Section 1 of the Administration Agreement dated as of March 28, 1991 ( the "Agreement"), the Company and Investor Services Group hereby agree that the SELECT 50 PORTFOLIO, a new series of the Endeavor Series Trust (the "Trust"), created and designated in accordance with the Trust's Agreement and Declaration of Trust, shall be considered "Series" of the Trust under the terms of the Agreement.

     2. Compensation. The Company shall compensate Investor Services Group for its services rendered to the Company in accordance with Amendment No. 5 to the Agreement dated as of January 28, 1998.

         Such fees do not include out-of-pocket disbursements of Investor Services Group for which Investor Services Group shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to the items specified in Schedule A to the Agreement, which Schedule may be modified by Investor Services Group upon not less than thirty days' prior written notice to the Company.

         IN WITNESS WHEREOF, the parties here to have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                                     ENDEAVOR INVESTMENT ADVISERS
                                     By:  Endeavor Management Co.,
                                     Managing General Partner


                                     -------------------------
                                     Title:


                                     FIRST DATA INVESTOR SERVICES
                                     GROUP, INC.


                                     /s/ Barbara L. Worthen

                                     Title: Executive Vice President &
                                              General Counsel

                                     ENDEAVOR SERIES TRUST


                                     --------------------------
                                     Title:



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                                        EXHIBIT A

                                 Out-of-Pocket Expenses
                                Administration Agreement

I.  Out-of-pocket expenses include, but are not limited to, the following:


         Postage (including overnight covering services) Telephone Telecommunications charges (including FAX) Duplicating Pricing services Forms and supplies
     o Travel (including all expenses incurred in meeting with representatives or Trustees of the Trust outside the City of Boston, Massachusetts)





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